As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               ENVIROSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2014231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
290 N.E. 68 Street, Miami, Florida	33138
(Address of Principal Executive Offices)	(Zip Code)

EnviroStar, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plan)

Henry M. Nahmad Chairman, Chief Executive Officer and President EnviroStar, Inc. 290 N.E. 68 Street Miami, Florida 33138
(Name and address of agent for service)

(305) 754-4551
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $0.025 per share	100,000	$34.18	$3,418,000	$426

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock which may become issuable under the EnviroStar, Inc. 2017 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s Common Stock on the NYSE American on December 18, 2017.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Items 1 and 2 of Part I of Form S-8. The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to participants in the EnviroStar, Inc. 2017 Employee Stock Purchase Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by EnviroStar, Inc. (the “Company”) with the Commission are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended June 30, 2017, filed with the Commission on September 28, 2017.

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Commission on November 14, 2017.

(3)	The Company’s Current Report on Form 8-K, filed with the Commission on September 11, 2017.

(4)	The Company’s Current Report on Form 8-K, filed with the Commission on September 11, 2017, and Amendment No. 1 thereto, filed with the Commission on November 8, 2017.

(5)	The Company’s Current Report on Form 8-K, filed with the Commission on December 13, 2017.

(6)	The Company’s Current Report on Form 8-K, filed with the Commission on December 14, 2017.

(7)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 30, 2017, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(8)	The Company’s Definitive Additional Materials on Schedule 14A, filed with the Commission on November 6, 2017.

(9)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on October 28, 1999, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Delaware law, the Company’s Bylaws provide for the Company to indemnify each of its current and former directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, in each case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. Further, as permitted by Delaware law, the Company’s Bylaws provide for the Company to indemnify each of its current and former directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed derivative action or suit (i.e., an action or suit brought by or on behalf of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, in each case, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made if such person shall have been adjudged to be liable to the Company; provided further, however, that indemnification may be made to the extent that the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The Company’s Bylaws also permit the Company to pay to its directors and officers expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay the amounts so advanced if it is ultimately determined that such director or officer was not entitled to indemnification. The rights to indemnification and advancement of expenses provided by the Company’s Bylaws are not exclusive of any other rights to which the person seeking indemnification or expense advancement may be entitled.

As permitted by the Company’s Bylaws, the Company has also obtained insurance policies insuring the Company’s directors and officers against certain liabilities which they may incur in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of EisnerAmper LLP

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in theRegistration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 22, 2017.

ENVIROSTAR, INC.

By:	/s/ Henry M. Nahmad
Henry M. Nahmad,
Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Henry M. Nahmad and Michael S. Steiner, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Henry M. Nahmad	Chairman, Chief Executive Officer	December 22, 2017
Henry M. Nahmad	and President

/s/ Michael S. Steiner	Executive Vice President, Chief	December 22, 2017
Michael S. Steiner	Operating Officer and Director

/s/ Dennis Mack	Executive Vice President and Director	December 22, 2017
Dennis Mack

/s/ Robert H. Lazar	Chief Financial Officer and Treasurer	December 22, 2017
Robert H. Lazar
/s/ David Blyer	Director	December 22, 2017
David Blyer

/s/ Alan M. Grunspan	Director	December 22, 2017
Alan M. Grunspan

/s/ Timothy P. LaMacchia	Director	December 22, 2017
Timothy P. LaMacchia

/s/ Hal M. Lucas	Director	December 22, 2017
Hal M. Lucas

/s/ Todd Oretsky	Director	December 22, 2017
Todd Oretsky